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                                                              Exhibit (h)(3)

                     AMENDMENT NO. 2 TO ADMINISTRATION AGREEMENT





          This Amendment No. 2, dated as of March 5, 1998, is entered into between FIRST DATA INVESTOR SERVICES GROUP, INC., a Massachusetts corporation ("FDISG") and THE GALAXY VIP FUND, a Massachusetts business trust (the "Company").

          WHEREAS, FDISG and the Company have entered into an Administration Agreement, dated as of June 1, 1997, as amended on February 27, 1998 (the "Administration Agreement"), pursuant to which the Company appointed FDISG to act as Administrator for the Company's portfolios; and

          WHEREAS, Section 9 of the Administration Agreement provides that no change, termination, modification, or waiver of any term or condition of the Administration Agreement shall be valid unless in writing signed by each party;

          NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. The following sub-section is added to the Administration Agreement as sub-section (f) to Section 3:

               "(f) FDISG agrees to perform the services set forth herein in accordance with the performance standards set forth in Appendix I to this Agreement."

          2. Sub-section (f) to Section 8 of the Administration Agreement is amended and restated in its entirety to read as follows:

               "(f) In the event this Agreement is terminated by the Company pursuant to Sections 8(c) or 8(d) hereof or pursuant to paragraph (b) of the performance standards set forth in Appendix I hereto, all reasonable expenses associated with movement of records and materials and conversion thereof to a successor administrator will be borne by FDISG and the Company shall not be responsible for FDISG's costs associated with such termination. In the event of termination of this Agreement pursuant to any other Section of this Agreement, all reasonable expenses associated with conversation to a successor administrator will be borne by the Company."

          3. Appendix I attached hereto is added as an Appendix to the Administration Agreement.


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          4.   The changes effected by this Amendment No. 2 shall be effective as of May 1, 1998. Except to the extent amended hereby, the Administration Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

          IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the day and year first above written.


                              FIRST DATA INVESTOR SERVICES
                              GROUP, INC.

                              By: /s/ Jylanne Dunne
                                 -------------------
                              Name: Jylanne Dunne
                              Title: Vice-President


                              THE GALAXY VIP FUND

                              By: /s/ John T. O'Neill
                                 ------------------------
                              Name:  John T. O'Neill
                              Title:  President


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                                      Appendix I

          Pursuant to Article 3 of this Agreement, FDISG has agreed to perform the services described in this Agreement in accordance with the Performance Standards set forth in this Appendix I. The parties agree that such Performance Standards, which are described below, may be revised from time to time upon the mutual agreement of the parties.

          Each of the performance standards will be monitored by a Quality Assurance Team:

          (a) In the event that FDISG fails to meet a particular Performance Standard (except for any failure due to circumstances beyond its control) in any particular month, FDISG agrees to take appropriate corrective action within the following thirty (30) day period.

          (b) In the event that FDISG fails to meet a particular Performance Standard (except for any failure due to circumstances beyond its control) for any three (3) months within a six (6) month period, the Company shall have the right to terminate this Agreement upon forty-five (45) days' written notice to FDISG.

CATEGORY                           STANDARD
--------                           --------
All NAV's to NASDAQ by the         98% accuracy rate as measured
NASDAQ reporting deadline          by information available on
                                   the day of reporting*

All daily yield and days to        98% accuracy rate as measured
maturity data along with the       by information available on
7-day yield data reported to       the day of reporting*
NASDAQ by the NASDAQ reporting
deadline

Release of the "Fleet Export       90% of the time**
File" by 8:00 p.m. each
business day

Cash availability provided to      90% accuracy rate as measured
investment advisers each morning   by information available on
by 9:45 a.m.                       the day of reporting***


--------------------------

* assumes all vendor-provided data to FDISG is correct and on time; also that all trade data provided by investment advisers is correct and on time

**   assumes that there are normal market conditions and that all



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vendor-supplied data to FDISG is provided on time

*** assumes that all data provided by any transfer agent or sub-transfer agent to FDISG is accurate and on time



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